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                                                                    EXHIBIT 99.2

                 [CHOICE HOTELS INTERNATIONAL LOGO APPEARS HERE]


                                                           For Immediate Release
                                                           Contact: John Hawkins
                                                             Tel: (301) 592-5075
                                                             Fax: (301) 592-6177
                                                   John_hawkins@choicehotels.com

                          CHOICE APPOINTS ERVIN SHAMES,
                          CONSUMER MARKETING EXECUTIVE,
                              TO BOARD OF DIRECTORS

     SILVER SPRING, Md., (April 30, 2002) - Choice Hotels International, Inc. (NYSE:CHH) today announced that its Board of Directors has appointed Ervin R. Shames to fill an unexpired term as a Class II director. He will serve until the 2005 Annual Meeting, at which time he may stand for re-election.

     "We're delighted to add Ervin Shames to our board," said Charles A. Ledsinger, Jr., president and chief executive officer. "His vast experience as a CEO and his special expertise in consumer marketing will be a great benefit to Choice Hotels."

     Shames, 60, currently is a visiting lecturer in marketing at the University of Virginia's Darden Graduate School of Business. He also serves on the board of directors of the Select Comfort Corporation (NASDAQ:SCSS), a manufacturer, specialty retailer and direct marketer of adjustable firmness beds and other sleep-related products, as well as Online Resources, Inc. (NASDAQ:ORCC), an Internet banking, bill payment and e-finance application service provider to financial institutions.

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     He had a distinguished business career, serving as president and CEO of
Borden, Inc., chairman, president and CEO of Stride Rite Corporation, chairman, president and CEO of Kendall Corporation, president of Kraft USA and president and CEO of General Foods USA.

     A summa cum laude graduate of the University of Florida in 1962 with a Bachelor of Science degree in business administration, Shames earned his MBA with high distinction from the Harvard Business School, where he was a Baker Scholar. His previous board experience includes General Foods, Borden and First Brands.

     Choice Hotels International is the world's second largest lodging franchisor, marketing more than 5,000 hotels open or under development in 43 countries under the Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay Suites and Rodeway Inn brand names. For more information on Choice, visit the company's web site at www.choicehotels.com.
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Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay
Suites and Rodeway Inn are registered trademarks of Choice Hotels International.